Exhibit 99.1

900 North Michigan
Avenue
Suite 1600
Chicago, Illinois 60611
(312) 274-2000
Contact:
G. MARC BAUMANN
Executive Vice President and
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199
mbaumann@standardparking.com
FOR IMMEDIATE RELEASE
ROBERT S. ROATH ELECTED CHAIRMAN
OF STANDARD PARKING CORPORATION BOARD
CHICAGO, IL — October 6, 2009 — Standard Parking Corporation (NASDAQ: STAN), one of the nation’s leading providers of parking management, ground transportation and other ancillary services, today announced that Robert S. Roath has been elected to serve as non-executive chairman of its Board of Directors, effective immediately. In that capacity, Mr. Roath replaces John V. Holten, who remains a member of the Company’s Board.
Mr. Roath has been a member of the Company’s Board of Directors since May of 2004, during which time he also has served as Chairman of the Company’s Audit Committee. Mr. Roath, a former chief financial officer of RJR Nabisco, Inc., also serves as a director of InterDigital Communications Corporation.
Commenting on his new role as Chairman of the Board, Mr. Roath stated, “I am honored and delighted to have this opportunity. This is a great company with a terrific management team and an excellent business model. I believe the Company has significant growth opportunities, and I look forward to working with management on behalf of the shareholders to increase shareholder value.”

James A. Wilhelm, the Company’s President and Chief Executive Officer, said, “Having worked with Bob Roath continuously since he became a Director at the time of our initial public offering in 2004, I know his vision and leadership abilities will serve us well. We look to the future with enthusiasm and confidence.”
Standard Parking, with nearly 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.
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More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this press release. Standard Parking’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

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